EXHIBIT 21.1

SUBSIDIARIES OF CONTANGO OIL & GAS COMPANY

At June 30, 2007

100% Owned Subsidiaries:

Name of Subsidiary	State or Country in Which Organized

Contango Operators, Inc.	Delaware
REX Offshore Corporation	Delaware
MOE Offshore Corporation	Delaware
COE Offshore, LLC	Delaware
Contango Pipeline Company	Delaware
Contango Sundance, Inc.	Delaware
Contango Venture Capital Corporation	Delaware
Contango STEP I, Inc.	Delaware
Contango STEP II, Inc.	Delaware
Contango STEP, LP	Texas
Contango Gas Solutions I, Inc.	Delaware
Contango Gas Solutions II, Inc.	Delaware
Contango Gas Solutions LP	Texas
Contango Resources Company	Delaware
Contango Energy Company	Delaware

Partially Owned Subsidiaries:

Name of Subsidiary	State or Country in Which Organized

Republic Exploration LLC (42.7% owned by REX Offshore Corporation)	Delaware
Magnolia Offshore Exploration LLC (50% owned by MOE Offshore Corporation)	Delaware
Contango Offshore Exploration LLC (76.0% owned by COE Offshore Corporation)	Delaware